     As filed with the Securities and Exchange Commission on March 29, 2002.

                               File No. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
--------------------------------------------------------------------------------

                                AirGate PCS, Inc.
               (Exact Name of Issuer as Specified in its Charter)

          Delaware                                           58-2422929
  (State or Other Jurisdiction of                         (I.R.S. Employer
  Incorporation or Organization)                       Identification Number)

                            Harris Tower, Suite 1700
                           233 Peachtree Street, N.E.
                                Atlanta, GA 30303
                                 (404) 525-7272
               (Address, including zip code, and telephone number
                        of Principal Executive Offices)

                 AIRGATE PCS, INC. 2002 LONG-TERM INCENTIVE PLAN
                            (Full Title of the Plan)

                    BARBARA L. BLACKFORD                                                            Copy to:
                     AirGate PCS, Inc.                                                         LAURA G. THATCHER
                  Harris Tower, Suite 1700                                                     Alston & Bird LLP
                 233 Peachtree Street, N.E.                                                    One Atlantic Center
                    Atlanta, GA 30303                                                    1201 West Peachtree Street, N.W.
                      (404) 832-6170                                                       Atlanta, Georgia 30309-3424
(Name, address, including zip code, and telephone number, including                              (404) 881-7546
             area code, of agent for service)


                             -----------------------

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                    Proposed                  Proposed
                                                                     Maximum                   Maximum
      Title of Securities                 Amount to              Offering Price               Aggregate             Amount of
        to be Registered                be Registered               Per Unit               Offering Price        Registration Fee
----------------------------------- ----------------------- ------------------------- -------------------------- ------------------
          Common Stock                    37,489 (1)               $8.93 (2)                  $334,777                  $31
   $0.01 par value per share
----------------------------------- ----------------------- ------------------------- -------------------------- ------------------
          Common Stock                  1,462,511 (3)              $12.79 (4)                $18,705,515              $1,721
   $0.01 par value per share
----------------------------------- ----------------------- ------------------------- -------------------------- ------------------
             TOTAL                      1,500,000 (5)                                        $19,040,292              $1,752
===================================================================================================================================

(1) Options for 37,489 shares of the registrant's common stock have been issued pursuant to the AirGate PCS, Inc. 2002 Long-Term Incentive Plan (the "Plan"), for a weighted-average exercise price of $8.93 per share.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933 on the basis of the weighted-average exercise price of the outstanding options.
(3) There are currently 1,462,511 shares of the registrant's common stock currently reserved and remaining available for issuance pursuant to the Plan.
(4) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as determined by the average of the high and low prices quoted on the Nasdaq National Market as reported in the Wall Street Journal on March 25, 2002, which was $12.79 per share.
(5) The number of shares being registered includes an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Plan as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the registrant pursuant to Rule 416(a).

PART I          INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

                (a) The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.

                (b) Upon written or oral request, the Registrant will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the
Section 10(a) prospectus. The Registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above mentioned information, should be directed to Barbara L. Blackford, Corporate Secretary, at (404) 832-6170.

PART II.        INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference

         The following documents have been filed by AirGate PCS, Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are deemed to be a part hereof from the date of the filing of such documents:

         (1) The Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2001;

         (2) The Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2001;

         (3) The Registrant's Current Reports on Form 8-K dated November 14, 2001, November 16, 2001, November 19, 2001, November 27, 2001, November 30, 2001, December 20, 2001, January 31, 2002 and February 22, 2002; and

         (4) The description of Registrant's common stock, $0.01 par value ("Common Stock"), contained in Registrant's Registration Statement on Form 8-A (File No. 0-27455), filed with the SEC pursuant to Section 12(g) of the Exchange Act and Rule 12b-15 promulgated thereunder, on September 24, 1999, including any subsequent amendment or any report filed for the purpose of updating that description.

         All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part of hereof from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.       Description of Securities.

         Not Applicable.

Item 5.       Interests of Named Experts and Counsel.

         Not Applicable.

Item 6.       Indemnification of Directors and Officers

         In accordance with General Corporation Law of the State of Delaware (being chapter 1 of Title 8 of the Delaware code), the Registrant's Certificate of Incorporation provides as follows:

         The Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if such person acted under similar standards, provided that the Registrant receives a written undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that that such person is not entitled to be indemnified by the Registrant.

         To the extent that a director or officer of the Registrant has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection therewith, that indemnification provided for by the Certificate of Incorporation shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the Registrant is empowered to purchase and maintain insurance on behalf of a director or officer of the Registrant against any liability asserted against him or her in any such capacity, or arising out of such person's status as such, whether or not the Registrant would have the power to indemnify him against such liabilities under the Certificate of Incorporation.

         In addition to indemnification provided to the Registrant's officers and directors in the Certificate of Incorporation and under the laws of Delaware, the Registrant has entered into indemnification agreements with certain officers and directors to provide further assurances and protection from liability that they may incur in their respective positions and duties in connection with the public offering or as a fiduciary of the Registrant and its shareholders. The Registrant has agreed to indemnify and hold harmless, to the extent permitted under Delaware law, each person and affiliated person (generally, any director, officer, employee, controlling person, agent, or fiduciary of the indemnified person), provided that the indemnified person was acting or serving at the Registrant's request in his capacity as either an officer, director, employee, controlling person, fiduciary or other agent or affiliate of the Registrant Under the indemnification agreements, each person is indemnified against any and all losses, claims, damages, expenses and liabilities, joint or several, (including attorney's fees, expenses and amount in settlement) that occur in connection with any threatened, pending or completed action, suit, proceeding, alternative dispute resolution mechanism or hearing, inquiry or investigation that such indemnified person believes in good faith may lead to the institution of such action, under the Securities Act of 1933, Securities Exchange Act of 1934 or other federal or state statutory law or regulation, at common law or otherwise, which relate directly or indirectly to the registration, purchase, sale or ownership of any securities of the Registrant or to any fiduciary obligation owed with respect to the Registrant and its stockholders. As a condition to receiving indemnification, indemnified persons are required to give notice in writing of any claim for which indemnification may be sought under such agreement.

         The agreement provides that an indemnified person may receive indemnification against (1) expenses (including attorney's fees and other costs, expenses and obligations incurred), judgements, fines and penalties; (2) amounts paid in settlement (approved by the Registrant); (3) federal, state, local taxes imposed as a result of receipt of any payments under the indemnification agreement; and (4) all interest, assessments and other charges paid or payable in connection with any expenses, costs of settlement or taxes. An indemnified person will be indemnified against expenses to the extent that he is successful on the merits or otherwise, including dismissal of an action without prejudice, in defense of any action, suit, proceeding, inquiry or investigation. Expenses that the indemnified person have or will incur in connection with a suit or other proceeding may be received in advance within 10 days of written demand to the Registrant.

         Prior to receiving indemnification of being advanced expenses, a committee, consisting or either members of the board of directors or any person appointed by the board of directors, must make a determination of whether the indemnified person is entitled to indemnification under Delaware law. If there is a change in control (as defined in the indemnification agreement) that occurs without majority approval of the board of directors, then the committee will consist of independent legal counsel selected by the indemnified person and approved by the Registrant to render a written opinion as to whether and the extent of indemnification that the indemnified person is entitled, which will be binding on the Registrant Under the indemnification agreement, an indemnified person may appeal a determination by the committee's determination not to grant indemnification or advance expenses by commencing a legal proceeding. Failure of the committee to make a indemnification determination or the termination of any claim by judgement, order, settlement, plea of nolo contendere, or conviction does not create a presumption that either (1) the indemnified person did not meet a particular standard of conduct or belief or (2) that the court has determined that indemnification is not available.

         Under the indemnification agreement, an indemnified person is entitled to contribution from the Registrant for losses, claims, damages, expenses or liabilities as well as other equitable considerations upon the determination of a court of competent jurisdiction that indemnification is not available. The amount contributed by the Registrant will be in proportion, as appropriate, to reflect the relative benefits received by the Registrant and the indemnified person or, if such contribution is not permitted under Delaware law, then the relative benefit will be considered with the relative fault of both parties. In connection with the registration of AirGate, PCS, Inc.'s securities, the relative benefits received by the Registrant and indemnified person will be deemed to be in the same respective proportions of the net proceeds from the offering (less expenses) received by the Registrant and the indemnified person. The relative fault of the Registrant and the indemnified person is determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Registrant or the indemnified person and their relative intent, knowledge, access to information and opportunity to correct such statement or omission.

         Contribution paid takes into account the equitable considerations, if any, instead of a pro rata or per capital allocation. In connection with the offering of the Registrant securities, an indemnified person will not be required to contribute any amount in excess of the lessor of (1) the proportion of the total of such losses, claims, damages, or liabilities indemnified against equal to the proportion of the total securities sold under the registration statement sold by the indemnified person or (2) the proceeds received by the indemnified person from the sale of securities under the registration statement. Contribution will not be available if such person is found guilty of fraudulent misrepresentation, as defined in the agreement.

         In the event that the Registrant is also obligated under a claim and upon written notice to the indemnified person, the Registrant is entitled to assume defense of the claim and select counsel which is approved by the indemnified person. Upon receipt of the indemnified person's approval, the Registrant will directly incur the legal expenses and as a result will have the right to conduct the defense as it sees fit in its sole discretion, including the right to settle any claim against any indemnified party, without consent of the indemnified person.

Item 7.       Exemption from Registration Claimed.

         Not Applicable.

Item 8.       Exhibits

         The following documents are filed as exhibits to this Registration
Statement:

         Exhibit Number                       Description
         --------------                       ------------

               4.1 Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the quarterly report on Form 10-Q filed by the Registrant with the Commission on August 14, 2000 for the quarter ended June 30, 2000 (SEC File No. 000-27455).

               4.2 Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1/A, filed by the Registrant with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and
                               333-79189-01).

               4.3 Specimen certificate representing the Common Stock (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1/A, filed by the Registrant with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and
                               333-79189-01).

               5.1             Opinion of Alston & Bird LLP

              23.1             Consent of Counsel (included in Exhibit 5.1).

              23.2             Consent of KPMG LLP

              23.3             Consent of Deloitte & Touche LLP

              24.1             Power of Attorney

              99.1             AirGate PCS, Inc. 2002 Long-Term Incentive Plan


Item 9.       Undertakings

         (a)      The undersigned Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)  To include any prospectus required by
         Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                         (signatures on following page)

                                   SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on March 29, 2002.

                                  AirGate PCS, Inc.

                                  By:  /s/ Thomas M. Dougherty
                                       -----------------------------------------
                                           Thomas M. Dougherty
                                           President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities an on the dates indicated.

Name                                     Title                                  Date
/s/ Thomas M. Dougherty                  President, Chief Executive Officer     March 29, 2002
---------------------------------------  and Director
Thomas M. Dougherty                      (Principal Executive Officer)


/s/ Alan B. Catherall                    Chief Financial Officer
---------------------------------------  (Principal Financial and Accounting    March 29, 2002
Alan B. Catherall                        Officer)

*                                        Director
---------------------------------------                                         March 29, 2002
Bernard A. Bianchino

*                                        Director
---------------------------------------                                         March 29, 2002
Michael S. Chae

*                                        Director
---------------------------------------                                         March 29, 2002
Robert A. Ferchat

*                                        Director
---------------------------------------                                         March 29, 2002
Sidney E. Harris

                                         Director
---------------------------------------
Barry J. Schiffman

*                                        Director
---------------------------------------                                         March 29, 2002
Timothy M. Yager


* /s/ Thomas M. Dougherty, as Attorney-in-Fact
Pursuant to a Power of Attorney filed as Exhibit 24.1 to this Registration Statement.

                                  EXHIBIT INDEX
                                       TO
                       REGISTRATION STATEMENT ON FORM S-8

Exhibit Number                          Description
--------------                          -----------

      4.1 Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the quarterly report on Form 10-Q filed by the Registrant with the Commission on August 14, 2000 for the quarter ended June
                  30, 2000 (SEC File No. 000-27455).

      4.2 Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1/A, filed by the Registrant with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01).

      4.3 Specimen certificate representing the Common Stock (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1/A, filed by the Registrant with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01).

      5.1         Opinion of Alston & Bird LLP

     23.1         Consent of Counsel (included in Exhibit 5.1).

     23.2         Consent of KPMG LLP

     23.3         Consent of Deloitte & Touche LLP

     24.1         Power of Attorney

     99.1         AirGate PCS, Inc. 2002 Long-Term Incentive Plan